U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Eller                            Marc                   W.
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   (Last)                           (First)             (Middle)

    3006 Longhorn Boulevard
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                                    (Street)

    Austin                             TX              78758
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

      SI Diamond Technology, Inc. (SIDT)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     3/00

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

      Chairman and Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                                                 369,296        D

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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option -      $0.375   5/11/98                          <F1>     7/29/06 Common     20,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.375   3/4/00   J<F4>            20,000 <F1>     5/11/08 Common     20,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.375   5/11/98                          <F2>     11/1/06 Common     90,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.375   3/4/00   J<F4>            90,000 <F2>     11/1/06 Common     90,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.375   5/11/98                          <F3>     7/28/07 Common     20,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.375   3/4/00   J<F4>            20,000 <F3>     7/28/07 Common     20,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.375   5/11/98                          <F3>     5/11/08 Common    100,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.375   3/4/00   J<F4>           100,000 <F3>     5/11/08 Common    100,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.50    1/11/99                          <F3>     1/11/09 Common    250,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $0.50    3/4/00  J<F4>            250,000 <F3>     1/11/09 Common    250,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $2.75    2/1/00  A          30,000        <F3>     2/1/10  Common     30,000
 Rt. to Buy                                                                     Stock
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Stock Option -      $2.75    3/4/00  J<F4>             30,000 <F3>     2/1/10  Common     30,000          0
 Rt. to Buy                                                                     Stock
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Explanation of Responses:

<F1>     Options  vest as follows:  1/16 of the options  vest every 3 months for the first year following the original grant date and 1/4 of the options remaining vest on the anniversary of the original grant date for the next succeeding 3 years.
<F2>     Options vest as follows:  1/4 of the options vest on the seventh  month following grant date, and 1/4 of the options remaining on the anniversary of the first vesting period for the next succeeding three years.
<F3>     Fully vested as of grant date.
<F4>     Transferred a total of 510,000 options to ex-wife, Sharon K. Eller.



           /s/ Donald T. Locke                                   4/7/2000
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         Donald T. Locke, Attorney in Fact                        Date
      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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